Exhibit 16.1

[KPMG LOGO]

KPMG LLP

One Broadway, 15th Floor

Cambridge, MA 02142

August 25, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Spero Therapeutics, Inc. and, under the date of March 14, 2016, we reported on the consolidated financial statements of Spero Therapeutics, Inc. as of and for the year ended December 31, 2014. On June 30, 2016, we were dismissed. We have read Spero Therapeutics, Inc.’s statements included under the heading “Changes in Certifying Accountants” of its draft registration statement and Form S-1 dated August 25, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with Spero Therapeutics, Inc.’s statements that: 1) the change was approved by the board of directors; 2) Spero Therapeutics, Inc. engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm on June 30, 2016, and 3) PricewaterhouseCoopers LLP was not engaged prior to June 30, 2016 regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Spero Therapeutics, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP